Exhibit 10.4

EMPLOYMENT AGREEMENT AMENDMENT

This Amendment to the Employment Agreement between Da-Lite Screen Company, Inc., an Indiana corporation (the “Company”), and Judith D. Loughran (the “Executive”) is dated as of July 30, 2010.

WHEREAS, the Company and the Executive desire to amend certain provisions of the Executive’s Employment Agreement dated as of April 5, 2004, as thereafter amended (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

1.	The term of employment of the Executive provided for in Section 1 of the Employment Agreement shall end on December 31, 2015, unless earlier terminated pursuant to Section 4 of the Employment Agreement.

2.	The cash compensation provided for in Section 3(a) of the Employment Agreement shall be increased from $287,500 per year to $302,500 per year, beginning August 1, 2011. All other provisions of Section 3(a) shall remain unchanged.

3.	Sections 3(b) through 3(d) of the Employment Agreement, and all references thereto, shall be renumbered as Sections 3(c) through 3(e), respectively, and the following new Section 3(b) shall be added to the Employment Agreement:

(b) Annual Bonuses. For each of the fiscal years during the Employment Period, the Executive shall be eligible for an annual performance bonus in an amount and subject to the attainment of performance objectives (if any) determined by the Board in its sole discretion.

All of the provisions of the Employment Agreement not amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date written above.

Da-Lite Screen Company, Inc.

By:	/s/ Richard E. Lundin	/s/ Judith D. Loughran
Title:	Chief Executive Officer	Judith D. Loughran